Exhibit 10.1

AVIS BUDGET GROUP, INC.

EXECUTIVE SEVERANCE PAY PLAN

FOR GRADE A AND B EMPLOYEES

AND

SUMMARY PLAN DESCRIPTION

Dated: January 1, 2021

ARTICLE I - INTRODUCTION

Avis Budget Group, Inc. (the “Company”) hereby establishes the Avis Budget Group, Inc. Executive Severance Pay Plan for Grade A and B Employees (the “Plan”), effective January 1, 2021, to provide severance benefits to certain employees of the Company and its subsidiaries who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan replaces and supersedes any and all severance plans, policies and/or practices of the Company and each of its predecessors and subsidiaries, whether written or unwritten, in effect for Eligible Employees prior to January 1, 2021. This document also serves as the Summary Plan Description for the Plan.

ARTICLE II - DEFINITIONS AND INTERPRETATIONS

The following definitions and interpretations of important terms apply to the Plan.

(a)    Agreement and General Release. For purposes hereof, Agreement and General Release shall mean an agreement provided by the Company or a subsidiary to an Eligible Employee in connection with his or her termination of employment with the Company or a subsidiary, which if executed by the Eligible Employee (and not timely revoked), will acknowledge his or her termination of employment with the Company or a subsidiary and release the Company and others from liability for any and all claims. The Agreement and General Release may also, in the complete and sole discretion of the Company, include provisions on non-competition, non-solicitation of customers, employees and other parties, confidentiality, non-disparagement, return of Company property, cooperation with litigation and such other provisions that the Company deems necessary to protect its interests, except as prohibited by law. By signing the Agreement and General Release, an Employee waives all rights he or she may have under state and federal employment statutes and all common law causes of action related to his or her employment and the termination thereof.

(b)    Base Pay. For purposes hereof, Base Pay shall mean an employee’s annual base salary or wages from the Company. Base Pay shall be determined as reflected on the Company’s payroll or other records as of the date of termination, and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits, incentive or deferred compensation or other additional compensation. For purposes hereof, an Eligible Employee’s Base Pay shall include any salary reduction contributions made on his or her behalf to any plan of the Company under section 125 or 401(k) of the Internal Revenue Code of 1986, as amended. One week of Base Pay shall mean an employee’s annual Base Pay divided by fifty-two (52).

(c)    Cause. For purposes hereof, Cause shall mean, with respect to each Eligible Employee, a determination by the Board of Directors of the Company that the Eligible Employee:

(i)	has engaged in gross negligence or willful misconduct in the performance of the Eligible Employee’s duties with respect to the Company or any of its affiliates;

(ii)

has materially breached any provision of this Plan or any individual employment or other similar agreement between the Participant, on the one hand, and the Company or any of its affiliates, on the other hand;

(iii)	has committed an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty with respect to the Company or any of its affiliates; or

(iv)

has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

(d)    Company. Avis Budget Group, Inc.

(e)    Eligible Employee. Any United States based employee of the Company or its subsidiaries who: (i) is classified by the Company as a Grade A or B, active, regular full-time employee as of the date of termination (and not a part-time, temporary or seasonal employee) of the Company or one of its subsidiaries, and (ii) is not compensated solely by commission or bonus, and (iii) is not covered by an employment agreement or severance agreement with the Company or a subsidiary. Notwithstanding the foregoing, an Eligible Employee shall not include any individual (i) classified as an independent contractor by the Company or a subsidiary, (ii) being paid by or through an employee leasing company or other third party agency, (iii) whose terms and conditions of employment are determined by a collective bargaining agreement, or (iv) any other person classified by the Company or a subsidiary as a leased employee, during the period the individual is so paid or classified even if such individual is later retroactively reclassified as a common-law employee of the Company or a subsidiary during all or any part of such period pursuant to applicable law or otherwise.

(f)    Participant. An Eligible Employee who meets all the requirements set forth in Article III of the Plan. An individual shall cease being a Participant once payment of all severance pay and other benefits due to such individual under the Plan has been completed (or upon the death of the Participant, if earlier) and no person shall have any further rights under the Plan with respect to such former Participant.

(g)    Plan Administrator. The committee appointed from time to time by the Company to administer the Plan. The Plan Administrator is specifically authorized to delegate some or all of its responsibilities to one or more individuals or committees, who need not be members of the committee.

ARTICLE III - ELIGIBILITY

A.	WHO IS ELIGIBLE?

If you are an Eligible Employee, you shall become eligible for the severance pay described in Article IV of the Plan (i.e. you will become a “Participant”) by meeting the requirements set forth below:

(a)    you are involuntarily terminated by the Company or a subsidiary other than for Cause; and

(b)    you deliver a signed and dated, and, if requested, notarized Agreement and General Release to the individual whose signature appears on the cover letter accompanying the Agreement and General Release by no later than the date (if any) set forth in the Agreement and General Release, and the time for you to revoke such Agreement and General Release (if any) as specified in the Agreement and General Release has expired.

If you do not satisfy all of the above requirements, you shall not be considered a Participant, and you shall not be entitled to commence or continue to receive any benefits under the Plan. Additionally, you shall not become a Participant, and shall not become entitled to benefits while you continue to be employed by the Company or a subsidiary.

B.	WHO IS NOT ELIGIBLE?

You shall not be eligible for severance pay under this Plan if your employment is terminated other than set forth in paragraph A, including, but not limited to (i) retirement, (ii) voluntary termination or resignation, (iii) termination by the Company or a subsidiary for Cause or (iv) elimination or discontinuation of your job or position if you are offered a comparable position by the Company or a subsidiary or a successor to some or all of the Company’s or a subsidiary’s business (whether or not you accept such position). Comparability shall be determined in the sole and absolute discretion of the Plan Administrator. Notwithstanding the foregoing, the Plan Administrator shall have the discretion to permit Eligible Employees who would not otherwise be eligible for Plan benefits to participate in the Plan.

ARTICLE IV - SEVERANCE PAY

A.	HOW MUCH THE PLAN PAYS

If you are a Participant, the number of eligible weeks you will receive is dependent upon your Company designated grade level:

Grade Level A Participants will receive:

•	Two (2) years of Base Pay in a lump sum.

•

Annual bonus paid on a pro rata basis determined by multiplying the amount of bonus (as described below) by a fraction the numerator of which is the number of days in which the Participant was employed during the year of employment termination and the denominator of which is 365.

•

To the extent that there are individual and Company performance components of the bonus payable, the individual component will be computed as though target was reached and will be paid in a lump sum. The Company performance component(s) shall be based on the performance measures achieved by the Company as determined in the Company’s sole discretion and will be paid in the first quarter of the calendar year following the year of employment termination.

•

Accelerated vesting of unvested time-based Restricted Stock Units (“RSUs”) held by the Participant and scheduled to vest within one (1) year of employment termination. Any remaining unvested RSUs will be forfeited in accordance with the terms of the applicable award agreement.

•

Vesting of performance-based Restricted Stock Units (“PSUs”) held by the Participant and scheduled to vest within one (1) year of employment termination solely based on the extent to which performance goals are achieved within the performance period set forth in the applicable award agreement. Any remaining unvested PSUs will be forfeited in accordance with the terms of the applicable award agreement.

•

A lump sum payment equal to the Company’s portion of the medical, dental and vision premiums for the Participant and his or her family for one year of coverage, with such cost determined on the date of the Participant’s employment termination.

•	If the Participant is eligible for Company-sponsored financial planning at the time of termination, one-year of continued participation in such program.

•

One year of continued participation in the Company automobile or automobile allowance program; provided, however, if an allowance is in place for a Participant, the one-year value of the allowance will be paid as a lump sum based on the annual allowance amount at the time of the Participant’s employment termination.

•	One year of continued participation in the Company vehicle lease management program.

Grade Level B Participants will receive:

•	One (1) year of Base Pay in a lump sum.

•	Annual bonus paid on a pro rata basis determined by multiplying the amount of bonus (as described below) by a fraction the numerator of which is the number of days in which the Participant was employed during the year of employment termination and the denominator of which is 365.

•

To the extent that there are individual and Company performance components of the bonus payable, the individual component will be computed as though target was reached and will be paid in a lump sum. The Company performance component(s) shall be based on the performance measures achieved by the Company in the Company’s sole discretion and paid in the first quarter of the calendar year following the year of employment termination.

•

Accelerated vesting of fifty percent (50%) of unvested RSUs held by the Participant and scheduled to vest within one (1) year of employment termination. Any remaining unvested RSUs will be forfeited in accordance with the terms of the applicable award agreement.

•

Vesting of fifty percent (50%) of PSUs held by Participant and scheduled to vest within one (1) year of employment termination solely based on the extent to which performance goals are achieved within the performance period set forth in the applicable award agreement. Any remaining unvested PSUs will be forfeited in accordance with the terms of the applicable award agreement.

•

A lump sum payment equal to the Company’s portion of the medical, dental and vision premiums for the Participant and his or her family for six (6) months of coverage, with such cost determined on the date of the Participant’s employment termination.

•	If the Participant is eligible for Company-sponsored financial planning at the time of termination, six (6) months of continued participation in such program.

•

If the Participant is eligible for the Company automobile or automobile allowance program, six (6) months of continued participation in such applicable program; provided, however, if an allowance is in place for a Participant, the six (6) month value of the allowance will be paid as a lump sum based on the monthly payment amount at the time of the Participant’s employment termination.

•	Six (6) months of continued participation in the Company vehicle lease management program.

The severance pay described above is intended to be in full discharge of any and all obligations of the Company and its affiliates to the Participant, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under any alleged written or oral employment agreement, policy, plan, practice or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Participant and the Company. Notwithstanding anything to the contrary in this Plan, the Plan Administrator may increase or decrease a Participant’s award in its sole and absolute discretion.

B.	HOW AND WHEN BENEFITS WILL BE PAID

Severance pay and benefits are subject to applicable federal, state and local tax deductions and withholding following the effective date of the applicable Agreement and General Release. Payments of cash which are designated above as lump sum payments shall be paid as soon as administratively feasible after your date of termination but in no event later than two and one half months after the end of the year in which such termination occurs. Other payments shall be made at the time designated above.

If you are or become eligible for any severance or notice payments or benefits pursuant to any federal, state or local law, severance pay benefits under this plan will be offset by such severance or notice payments or benefits.

You shall not be eligible after your date of termination for continued coverage under the Company’s medical/dental plans (except to the extent you elect to continue such coverage as under the Consolidated Omnibus Budget Reconciliation Act of 1985 “COBRA”). If you elect COBRA coverage but do not make the first payment for COBRA coverage within 45 days of your COBRA election and thereafter pay for COBRA by the first of each month, you must repay any amount set forth above which is based upon the value of the medical, dental and vision coverage that you had enrolled in prior to your termination.

ARTICLE V - GENERAL PROVISIONS OF THE PLAN

(a)    Termination of Your Coverage. Coverage under this Plan ends when you are no longer considered a Participant.

(b)    Termination, Amendment and Modification. Notwithstanding anything in this Plan to the contrary, the Company expressly reserves the right, at any time, for any reason, without limitation, and in its sole and absolute discretion, to terminate, amend or modify the Plan and any or all of the benefits provided thereunder, either in whole or in part, whether as to all persons covered thereby or as to one or more groups thereof. The termination, amendment or modification of the Plan shall be effected by a document in writing.

(c)    No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Eligible Employee (or any beneficiary of either), or other person any legal or equitable right against the Company or any officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by this Plan. There is no promise of employment of any kind by the Company contained in this Plan. Regardless of what this Plan provides, the Company remains free to change wages and all other working conditions (including but not limited to part time status) without notice or agreement. The Company also continues to have the absolute right to terminate your employment with or without cause.

(d)    Records. The records of the Company with respect to employment history, Base Pay, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

(e)    Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed within such state (without reference to its conflicts of law provisions).

(f)    Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan, unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

(g)    Financing. The Company shall pay for benefits under the Plan out of its general assets. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company.

(h)    Non-transferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

(i)    Incompetency. In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.

(j)    Welfare Plan. The Company intends that this Plan constitute a “welfare plan” under ERISA and any ambiguities in this Plan shall be construed to effect that intent.

ARTICLE VI - OTHER IMPORTANT INFORMATION

(a)	Claim Procedure.

How to File a Claim. If you are a Participant in the Plan, you will automatically receive the benefits set forth under Article IV of the Plan. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. If you wish to make a claim for payment of benefits under the Plan, a claim must be filed by contacting the Human Resources Department at the Company’s headquarters in Parsippany, New Jersey within 180 days of the date you received notification from the Company that your benefits were denied. You may be required to provide additional information. After your claim has been processed, you will be notified in writing if any benefits are denied in whole or in part, or if any additional information is required by the office that processes your claim. You will receive this written notification within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process your claim. If you are not notified within the 90-day (or 180-day, if so extended) period, you may consider your claim to be denied.

How to Appeal a Claim. If your claim is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial, the exact plan provision(s) on which the decision was based, what additional material or information is relevant to your case, and what procedure you should follow to get your claim reviewed again. If you do not agree with the reason why your claim was denied in whole or in part, you should then have 60 days to appeal the decision to the Plan Administrator.

Your appeal must be submitted in writing. You may request to review pertinent documents, and you may submit a written statement of issues and comments. Be sure to state why you believe the claim should not have been denied and submit any data, questions or comments you think are appropriate.

Your appeal will be reviewed by the Plan Administrator, and a decision will be made within 60 days after the appeal is received. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review your appeal. If this occurs, you will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which your appeal was received.

If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial and the exact plan provision(s) on which the decision was based. The decision on your appeal will be final and binding on all parties and persons affected thereby. If you are not notified within the 60-day (or 120-day, if so extended) period, you may consider your appeal as denied. If you are not satisfied with the final decision and you wish to review the documents pertinent to an appeal claim, you should write to the Plan Administrator.

(b)    Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, who has the exclusive discretionary authority and power to determine eligibility for benefits and to construe the terms and provisions of the Plan, to determine questions of fact and law arising under the Plan, to direct disbursements pursuant to the Plan and to exercise all other powers specified herein or which may be implied from the provisions hereof. The Plan administrator may adopt such rules for the conduct of the administration of the Plan as it may deem appropriate. All interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.

(c)    Your Rights Under ERISA. The following is a statement of your rights under Federal law as required by the U.S. Department of Labor:

As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Plan participants shall be entitled to:

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

•	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. The named fiduciary is the Employee Benefits Committee. It is illegal for anyone to prevent you from obtaining a benefit or exercising your rights under ERISA by firing you or discriminating against you in any way.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to a review and reconsideration of a denial of benefits under the Plan.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the requested materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If you believe that Plan fiduciaries misused the Plan’s money, or that you have been discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The named fiduciary is the Employee Benefits Committee.

If you file a suit, the court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if the court finds that your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Ave., N.W., Washington, D.C. 20210.

(d)    Plan Document. This document shall constitute both the plan document and summary plan description and shall be distributed to all Eligible Employees in this form.

(e)    Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Avis Budget Group, Inc. Executive Severance Pay Plan for Grade A and B Employees

SPONSOR:	Avis Budget Group, Inc.
6 Sylvan Way
Parsippany, New Jersey 07054

TYPE OF ADMINISTRATION:	Employer/Committee Administered

PLAN ADMINISTRATOR:	Employee Benefits Committee
6 Sylvan Way
Parsippany, New Jersey 07054
(973) 496-5700

EMPLOYER IDENTIFICATION NUMBER (EIN):	06-0918165

PLAN NUMBER:	512

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	December 31st

RECORDS:	The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan. The Plan Administrator will also answer any questions you may have about the Plan.

AGENT FOR SERVICE OF LEGAL PROCESS:	General Counsel Avis Budget Group, Inc. 6 Sylvan Way Parsippany, New Jersey 07054